EDUCATION REALTY TRUST, INC.
2013 LONG-TERM INCENTIVE PLAN

SECTION 1. – PURPOSE AND AWARD ALLOCATION

The Education Realty Trust, Inc. 2013 Long-Term Incentive Plan (“LTIP”) has been established by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Education Realty Trust, Inc. (the “Company”) and ratified by the Board to provide long-term incentives to key employees of the Company. The purposes of the LTIP are to attract, retain and motivate key employees of the Company and to promote the long-term growth and profitability of the Company. Awards granted under the LTIP shall be issued pursuant to the Company’s 2011 Omnibus Equity Incentive Plan (the “Plan”) and shall consist of a mixture of time-vested Restricted Stock (35%) and performance-vested restricted stock units (65%) (each an “Award” and, collectively, “Awards”). The Committee believes that shares of time-vested restricted stock support its goal of executives having an ownership position in the Company while simultaneously encouraging their long-term retention and that the performance-vested restricted stock units provide an increased incentive for executives to achieve identified performance goals.

The Committee shall make Awards pursuant to the LTIP as set forth on Schedule A hereto, on such terms as the Committee may prescribe based upon the criteria set forth on Schedule A hereto and such other factors as it may deem appropriate.

SECTION 2. – PARTICIPATION

The Committee shall have the sole and absolute discretion to determine those officers of the Company who shall be eligible to receive an Award pursuant to the LTIP (each, a “Participant”).

SECTION 3. – ADMINISTRATION

Subject to applicable law, all designations, determinations, interpretations and other decisions under or with respect to the LTIP or any Award shall be within the sole and absolute discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons. Designations, determinations, interpretations and other decisions made by the Committee with respect to the LTIP or any Award granted hereunder need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall administer performance-vested restricted stock units granted to Covered Officers as Performance Awards subject to Section 11 of the Plan.

SECTION 4. – TIME-VESTED RESTRICTED STOCK

Thirty-five percent (35%) of a Participant’s LTIP Award shall consist of a grant of restricted shares of the Company’s common stock, par value $0.01 per share (“Restricted Stock”), and shall be subject to the terms and conditions of a Restricted Stock Award Agreement, the form of which is attached hereto as Exhibit A.

The shares of Restricted Stock shall vest in three (3) equal annual installments as long as the Participant is an employee of the Company on the vesting date. Shares of Restricted Stock shall be entitled to voting and dividend rights from the effective date of the grant but shall be non-transferable by the Participant until such shares have vested in accordance with the Restricted Stock Award Agreement.

SECTION 5. – PERFORMANCE-VESTED RESTRICTED STOCK UNITS

Sixty-five percent (65%) of the Participant’s LTIP Award shall consist of a grant of restricted stock units (“RSUs”), with each such RSU representing the right to receive one share of the Company’s common stock, par value $0.01 per share (“Common Shares”), upon certain terms in the future. The vesting of RSUs shall be based upon the Company’s achievement of total stockholder returns (“TSR”) at specified levels as set forth on Schedule A hereto during the period beginning January 1, 2013 and ending December 31, 2015 (the “Performance Period”). RSUs granted to each Participant shall be subject to the terms and conditions of the Restricted Stock Unit Award Agreement, the form of which is attached as Exhibit B hereto.

The Committee shall grant RSUs to each Participant equal to the number of Common Shares that such Participant would earn if “maximum performance” (as set forth on Schedule A) were achieved. As soon as practicable following the end of the Performance Period, the Committee shall determine (such date, the “Determination Date”) whether and to what extent the performance goal has been met. RSUs shall vest based upon the Company’s achievement of the “threshold,” “target” or “maximum” TSR performance goals set forth on Schedule A on the Determination Date. Only the number of RSUs that equate to actual performance, as determined by the Committee pursuant to Schedule A, shall be eligible to vest (such RSUs that satisfy the performance goals on the Determination Date are referred to as “Eligible RSUs”) and convert to Common Shares as further set forth in the applicable Restricted Stock Unit Award Agreement. After the Determination Date, any RSUs that are not Eligible RSUs shall be forfeited.

Prior to the Determination Date, no dividend payments shall accrue or be paid with respect to any RSUs. If the performance goals are met, then the Participant shall earn dividends on the Eligible RSUs, which shall be paid to the holder of such Eligible RSUs at the time the dividends are paid to the Company’s shareholders and shall have voting rights with respect to the Eligible RSUs.

SECTION 6. – FORFEITURE/REDUCTION IN AWARD

Time-Vested Restricted Stock Awards. In the event of a Change of Control of the Company, a termination of the Participant’s employment by the Company without Cause or a termination of employment by the Participant for Good Reason, all unvested shares of Restricted Stock shall immediately accelerate and be fully vested and delivered to the Participant. Unvested shares of Restricted Stock shall also vest in the event of termination of the Participant’s employment due to death or Disability.

Performance-Vested Restricted Stock Units. Except as set forth below, in the applicable Restricted Stock Unit Award Agreement or as the Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the Performance Period shall result in the forfeiture of the RSUs by the Participant, and no payments shall be made with respect thereto. For the avoidance of doubt, in the event a Participant’s employment is terminated (other than for Cause) following the end of the Performance Period but before the Determination Date, the Participant shall be entitled to receive Eligible RSUs as if he or she had remained employed until such Determination Date; in the event a Participant’s employment is terminated for Cause at any time prior to conversion of the RSUs to fully vested Common Shares, the Participant shall forfeit the RSUs in their entirety. Notwithstanding the foregoing, if Participant’s employment is terminated prior to the end of the Performance Period as a result of Participant’s death or Disability, the Committee shall determine the number of RSUs that will convert to Eligible RSUs by (i) applying the performance criteria set forth in the LTIP using the effective date of the Disability (to be determined by the Committee) or the date of death, as applicable, as the end of the Performance Period and by appropriately and proportionately adjusting the performance criteria for such shortened Performance Period (if necessary) and (ii) multiplying the number of Eligible RSUs so determined by .3333 if the death or Disability occurs in 2013, .6667 if the death or Disability occurs in 2014, and 1 if the death or Disability occurs in 2015 (rounding the resulting number of Eligible RSUs to the nearest whole number).

If a Change of Control occurs prior to the end of the Performance Period, the Committee shall determine the number of RSUs that shall become Eligible RSUs by (i) applying the performance criteria set forth in the LTIP using the effective date of the Change of Control as the end of the Performance Period, and by appropriately and proportionately adjusting the performance criteria for such shortened Performance Period (if necessary), and (ii) multiplying the number of Eligible RSUs so determined by .3333 if the Change of Control occurs in 2013, .6667 if the Change of Control occurs in 2014, and 1 if the Change of Control occurs in 2015 (rounding the resulting number of Eligible RSUs to the nearest whole number).

SECTION 7. – ADJUSTMENTS FOR UNUSUAL OR NONRECURRING EVENTS

The Committee shall make equitable and proportionate adjustments (consistent with Sections 162(m) and 409A of the Code) in the terms and conditions of, and the criteria included in, an Award in recognition of the events described in Section 4.2 of the Plan. Notwithstanding the foregoing, the Committee shall not have the discretion to increase any Award payable to any Covered Officer (as defined in Section 10 herein) in manner that is inconsistent with Section 162(m) of the Code.

SECTION 8. – NO RIGHTS TO AWARDS; NO TRUST OR FUND CREATED

No person shall have any claim to be granted any Award, and there shall be no obligation for uniformity of treatment among Participants. The terms and conditions of Awards, if any, need not be the same with respect to each Participant. The Committee reserves the right to terminate the LTIP at any time in the Committee’s sole and absolute discretion. Neither the LTIP nor any Award granted hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any subsidiary or affiliate and a Participant or any other person. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any subsidiary.

SECTION 9. – ASSIGNMENT AND ALIENATION OF BENEFITS

To the maximum extent permitted by law, a Participant’s rights or benefits under the LTIP shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void ab initio, provided, however, that, in the event of a Participant’s death, any such benefit not forfeited upon death shall pass to such Participant’s beneficiaries or estate in accordance with the laws of descent and distribution. Except as prohibited by law (including Section 409A of the Code and Section 1.409A-3(j)(4)(xiii) of the Treasury Regulations, to the extent applicable), payments or benefits payable to or with respect to a Participant pursuant to the LTIP may be reduced by amounts that the Participant may owe to the Company, including, without limitation, any amounts owed on account of loans, travel or standing advances and personal charges on credit cards issued through the Company.

SECTION 10. – ADDITIONAL DEFINITIONS

The terms that follow, when used in this LTIP, any Restricted Stock Award Agreement or any Restricted Stock Unit Award Agreement issued pursuant to this LTIP, shall have the meanings indicated below:
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Cause” means the Participant has (a) continually failed to substantially perform, or been grossly negligent in the discharge of, his or her duties to the Company (in any case, other than by reason of a Disability, physical or mental illness or analogous condition); (b) been convicted of or pled nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element; or (c) materially breached any material Company policy or agreement with the Company.
“Change of Control” shall mean the first of the following events to occur after the Effective Date:

(a)    any Person or group of Persons together with its Affiliates, but excluding (i) the Company or any of its subsidiaries, (ii) any employee benefit plans of the Company or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company);

(b)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(c)    the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;

(d)    the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(e)    the occurrence of any transaction or series of transactions deemed by the Board to constitute a change in control of the Company.

Notwithstanding the foregoing, (i) a Change of Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (ii) a Change of Control shall not occur for purposes of this LTIP as a result of any primary or secondary offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission.

Notwithstanding the foregoing, to the extent that (i) the payment of an any Award under this LTIP is payable solely upon or following the occurrence of a Change of Control and (ii) such payment is considered “deferred compensation” under Section 409A of the Code, a Change of Control shall mean an event described in Section 1.409A-3(i)(5) of the Treasury Regulations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m) of the Code; provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award under the LTIP or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company or the taxable year of the Company in which the applicable Award will be paid or vested, and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid or vested.
“Disability” means a physical or mental condition entitling the Participant to benefits under the applicable long-term disability plan of the Company or any of its subsidiaries, or if no such plan exists, a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) or as determined by the Company in accordance with applicable laws. Notwithstanding the foregoing, to the extent that (i) any Award under this LTIP is payable solely upon a Participant’s Disability and (ii) such payment is treated as “deferred compensation” for purposes of Section 409A of the Code, Disability shall have the meaning provided in Section 1.409A-3(i)(4) of the Treasury Regulations

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Good Reason” means (a) a material diminution in Participant’s title, duties or responsibilities (provided, however, that a requirement to utilize skills in addition to those utilized in Participant’s current position, and/or a change in title and/or direct reports to reflect the organizational structure of the successor entity following a Change of Control, shall not in and of itself be considered a “material diminution” as contemplated by this subsection (a)); (b) a reduction of ten percent (10%) or more in Participant’s annual base salary; (c) a reduction of ten percent (10%) or more in Participant’s annual target bonus opportunity (including the failure to pay any bonus earned for any year in which a Change of Control occurs pursuant to the terms of any applicable plan or arrangement in effect prior to such Change of Control); or (d) the relocation of Participant’s principal place of employment to a location more than fifty (50) miles from Participant’s principal place of employment, except for required travel on the Company’s business to an extent substantially consistent with Participant’s historical business travel obligations. Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder, provided that Participant provides the Company with a written notice of resignation within ninety (90) days following the occurrence of the event constituting Good Reason and the Company shall have failed to remedy such act or omission within thirty (30) days following its receipt of such notice.
“Person” shall mean a “person” as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company (or any subsidiary thereof), (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company,

(c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

SECTION 11. – INTERPRETATION AND GOVERNING LAW

This LTIP shall be governed by and interpreted and construed in accordance with the internal laws of the State of Maryland, without reference to principles of conflicts or choices of laws.

SECTION 12. – WITHHOLDING OF TAXES

Pursuant to Section 15.6 of the Plan, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company as a condition precedent for the fulfillment of any Award, an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this LTIP and/or any action taken by a Participant with respect to an Award. Upon the lapse of all restricted periods and the issuance of Common Shares with respect to any portion of an Award, the Company shall satisfy any applicable withholding obligations or withholding taxes (“Withholding Taxes”) as set forth by Internal Revenue Service guidelines for the employer’s minimum statutory withholding with respect to the Participant and issue shares of common stock to the Participant without restriction. As a condition to receiving settlement of any fully vested Common Shares hereunder, the Company may require Participant to pay to the Company, and the Company shall have the right and is hereby authorized to withhold from any payments hereunder or from any compensation or other amount owing to Participant, an amount of cash necessary for the Company to satisfy any Withholding Taxes in respect of this Award. In its sole and absolute discretion, the Committee may satisfy the required Withholding Taxes by withholding from the Common Shares otherwise issuable pursuant to settlement of the Award that number of whole Common Shares necessary to satisfy Withholding Taxes with respect to such shares based upon the Fair Market Value (as defined in the Plan) of the Common Shares as of the date the applicable restricted period ends.

SECTION 13. – EFFECTIVE DATE

This LTIP shall be effective as of January 1, 2013 (the “Effective Date”).

SECTION 14. – MISCELLANEOUS

This LTIP is not a “qualified” plan for federal income tax purposes.

No provision of the LTIP shall require the Company, for the purpose of satisfying any obligations under the LTIP, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the LTIP other than as unsecured general creditors of the Company except that, insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

In no event shall any member of the Committee be personally liable by reason of any contract or other instrument executed by a member of the Committee or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless such member of the Committee against any cost or expense (including fees of legal counsel) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the LTIP unless arising out of such person’s own fraud or bad faith. The foregoing right of indemnification shall be in addition to and not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s charter, as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

The members of the Committee shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any information furnished in connection with the LTIP by any person or persons other than such members.

It is intended that RSUs granted to Covered Officers hereunder qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, and, thus, shall be governed by Section 11 of the Plan. This LTIP and the Plan shall be interpreted consistently with such intent.

It is intended that (i) each payment or installment of payments provided under an Award is a separate “payment” for purposes of Section 409A of the Code, and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if the Company determines that (i) on the date of a Participant’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or at such other time that the Company determines to be relevant, the Participant is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, and (ii) the payment of any Award to the Participant pursuant to this LTIP is or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Participant’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Participant’s death. Any payment of an Award which is delayed pursuant to this subparagraph shall be made in a lump sum on the first day of the seventh month following the Participant’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Participant’s death. It is intended that this LTIP and any Award shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, this LTIP and the Awards shall be interpreted, operated, and administered in a manner consistent with these intentions.

Schedule A

LTIP Participant Opportunities and Allocation of LTIP Awards

Restricted Stock (Time-Vested) — 35% of LTIP Award

Participant	Number of Common Shares of Time-Vested Restricted Stock to be Awarded
Randy Churchey	23,026 shares
Thomas Trubiana	16,447 shares
Randall H. Brown	7,237 shares
Christine Richards	5,921 shares
J. Drew Koester	1,974 shares
Olan Brevard	2,632 shares
Wallace L. Wilcox	2,632 shares
Scott Casey	1,974 shares
Randy Simpson	987 shares
Scott Barton	987 shares
Matthew S. Fulton	987 shares
Elizabeth L. Keough	987 shares

Restricted Stock Units (Performance-Vested) — 65% of LTIP Award

“TSR” or “Total Stockholder Return” means the appreciation in the Fair Market Value of the Common Shares (or in the case of the Peer Group (defined below), the shares of common stock of such companies) plus any dividends paid in respect of such stock during the Performance Period. For purposes of calculating performance, the Committee shall compare the Company’s TSR to the average TSR of the Peer Group at the end of the Performance Period.

Performance vs. Peer Group TSR (50% of Performance-Vested Award)

Metric	Threshold Performance	Target Performance	Maximum Performance
Company’s TSR compared to TSR of Peer Group	Company’s TSR is in the 40th percentile of the TSR of Peer Group	Company’s TSR is in the 60th percentile of the TSR of Peer Group	Company’s TSR is in the 80th percentile of the TSR of Peer Group

“Peer Group” means the group of companies comprised of the following:

•American Campus Communities, Inc. (ACC)-student housing properties
•    Associated Estates Realty Corporation (AEC)-multifamily apartment properties
•    BRE Properties, Inc. (BRE)-multifamily apartment properties
•    Camden Property Trust (CPT)-multifamily apartment properties
•    Campus Crest Communities, Inc. (CCG)-student housing properties
•    Colonial Properties Trust (CLP)-primarily multifamily apartment properties

•    Home Properties, Inc. (HME)-multifamily apartment properties
•    Mid-America Apartments (MAA)-multifamily apartment properties
•    Post Properties, Inc. (PPS)-multifamily apartment properties

•	UDR, Inc. (UDR)-multifamily apartment properties

Performance vs. NAREIT Equity Index (50% of Performance-Vested Award)

Metric	Threshold Performance	Target Performance	Maximum Performance
Company’s TSR compared to TSR of NAREIT Equity Index	Company’s TSR is 100 basis points below TSR of NAREIT Equity Index	Company’s TSR is 100 basis points above TSR of NAREIT Equity Index	Company’s TSR is 300 basis points above TSR of NAREIT Equity Index

For all performance vested LTIP awards, linear interpolation shall apply to the extent performance falls between two payment levels.

Calculation of Restricted Stock Units (Performance-Vested)

The table below shows the aggregate number of Common Shares that each Participant is eligible to receive if the Threshold, Target and Maximum performance levels are achieved in both performance categories (e.g., Peer Group and NAREIT Equity Index).

Participant	Number of Common Shares Based Upon:
	Threshold Performance (1)	Target Performance (2)	Maximum Performance (3)
Randy Churchey	21,382 shares	42,763 shares	64,145 shares
Thomas Trubiana	15,273 shares	30,545 shares	45,818 shares
Randall H. Brown	6,720 shares	13,440 shares	20,160 shares
Christine Richards	5,498 shares	10,996 shares	16,494 shares
J. Drew Koester	1,833 shares	3,665 shares	5,498 shares
Olan Brevard	2,444 shares	4,887 shares	7,331 shares
Wallace L. Wilcox	2,444 shares	4,887 shares	7,331 shares
Scott Casey	1,833 shares	3,665 shares	5,498 shares
Randy Simpson	917 shares	1,833 shares	2,750 shares
Scott Barton	917 shares	1,833 shares	2,750 shares
Matthew S. Fulton	917 shares	1,833 shares	2,750 shares
Elizabeth L. Keough	917 shares	1,833 shares	2,750 shares

(1) 65% of Participant’s long-term incentive target value x .5.
(2) 65% of Participant’s long-term incentive target value.
(3) 65% of Participant’s long-term incentive target value x 1.5.

At the end of the Performance Period, the Committee will determine the level and to what extent (i.e., Threshold, Target or Maximum) each performance goal (i.e., EdR’s performance vs. the Peer Group and EdR’s performance vs the NAREIT Equity Index) was met. RSUs that satisfy the performance goal shall be eligible to vest (“Eligible RSUs”). Eligible RSUs will convert to fully vested shares of Common Stock upon the term and conditions set forth in the applicable award agreement. For example, if both performance vs. the Peer Group and performance vs. the NAREIT Equity Index are achieved at Target, Mr. Churchey’s RSUs would convert to 42,763 shares of fully vested common stock (e.g. 21,381.5 shares relating to the Peer Group performance goal and 21,381.5 shares relating to the NAREIT Equity Index performance goal).

A Participant’s RSUs will not become Eligible RSUs with respect to a performance goal if the Company’s performance during the Performance Period with respect to such goal is below the threshold performance level for such goal. However, RSUs can become Eligible RSUs based on the Company meeting one of the two performance based goals, as long as “threshold” performance is met with respect to that performance goal. For example, if at the end of the Performance Period the Company’s TSR did not meet “threshold” performance compared to the Peer Group but the Company’s TSR met the “target” performance compared to the NAREIT Equity Index, 21,382 of Mr. Churchey’s RSUs would vest and become Eligible RSUs (i.e., no RSUs vested for the performance goal relating to the Peer Group and 21,382 RSUs vested for the performance goal relating to the NAREIT Equity Index).

Exhibit A
Form of Restricted Stock Award Agreement

EDUCATION REALTY TRUST, INC.
RESTRICTED STOCK AWARD AGREEMENT
(LTIP — Time Vested)

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made and entered into as of the ___ day of January 2013, between Education Realty Trust, Inc., a Maryland corporation (together with its subsidiaries, the “Company”), and ___________ (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Education Realty Trust, Inc. 2013 Long-Term Incentive Plan (the “LTIP”).

WHEREAS, awards granted under the LTIP shall be issued pursuant to the Company’s 2011 Omnibus Equity Plan, as amended from time to time (the “Plan”); and

WHEREAS, pursuant to the LTIP, the Committee has approved an award for restricted shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), to the Grantee as provided herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Grant of Restricted Shares.

a.The Company hereby grants to the Grantee an award (the “Award”) of ________ shares of the Company’s Common Stock on the terms and conditions set forth in this Agreement and as otherwise provided in the LTIP (the “Restricted Shares”).

b.The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the Restricted Shares vest in accordance with Section 2 and Section 3 hereof (the “Restricted Period”).

2.Terms and Rights as a Stockholder.

a.    Except as provided herein and subject to such other exceptions as may be determined by the Committee in its sole and absolute discretion, one-third (1/3) of the Restricted Shares granted herein shall vest annually on [____], [______] and [______], if and only if the Grantee has been continuously employed by the Company or any of its subsidiaries from the date of this Agreement through and including such vesting dates.

b.    The Grantee shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such shares, subject to the following restrictions:

(i)    the Grantee shall not be entitled to delivery of the stock certificate for any Restricted Shares until the expiration of the Restricted Period as to such Restricted Shares;

(ii)    none of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during the Restricted Period as to such shares; and

(iii)    except as provided herein or otherwise determined by the Committee at or after the grant of the Award hereunder, any Restricted Shares as to which the applicable “Restricted Period” has not expired shall be forfeited, and all rights of the Grantee to such Restricted Shares shall terminate, without further obligation on the part of the Company, unless the Grantee remains in the continuous employment of the Company for the entire Restricted Period.

c.    Notwithstanding the foregoing, the Restricted Period shall automatically terminate as to all Restricted Shares awarded hereunder (as to which such Restricted Period has not previously terminated) in connection with the following events:

(i)    Grantee’s employment is terminated (1) as a result of the Grantee’s death or Disability, (2) by the Company without Cause, or (3) by the Grantee for Good Reason; or

(ii)    a Change of Control occurs.

Any shares of Common Stock, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Restricted Shares shall be subject to the same restrictions, terms and conditions as such Restricted Shares.

3.Termination of Restrictions. Following the termination of the Restricted Period, all restrictions set forth in this Agreement or in the LTIP relating to such portion or all, as applicable, of the Restricted Shares shall lapse as to such portion or all, as applicable, of the Restricted Shares, and a stock certificate for the appropriate number of shares of Common Stock, free of the restrictions and restrictive stock legend, shall, upon request, be delivered to the Grantee or the Grantee’s beneficiary or estate, as the case may be, pursuant to the terms of this Agreement.

4.Delivery of Shares.

a.    As of the date hereof, certificates representing the Restricted Shares shall be registered in the name of the Grantee and held by the Company or transferred to a custodian appointed by the Company for the account of the Grantee subject to the terms and conditions of the LTIP and shall remain in the custody of the Company or such custodian until their delivery to the Grantee or Grantee’s beneficiary or estate as set forth in Section 4(b) and Section 4(c) hereof or their reversion to the Company as set forth in Section 2(b) hereof.

b.    Certificates representing Restricted Shares in respect of which the Restricted Period has lapsed pursuant to this Agreement shall be delivered to the Grantee upon request following the date on which the restrictions on such Restricted Shares lapse.

c.    Certificates representing Restricted Shares in respect of which the Restricted Period lapsed upon the Grantee’s death shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the receipt of proof of the Grantee’s death satisfactory to the Company.

d.    Each certificate representing Restricted Shares shall bear a legend in substantially the following form or substance:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE RESTRICTED STOCK AWARD AGREEMENT (THE “AGREEMENT”) BETWEEN THE GRANTEE OF THE RESTRICTED STOCK REPRESENTED HEREBY AND EDUCATION REALTY TRUST, INC. (THE “COMPANY”). THE RELEASE OF SUCH SHARES FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE LTIP AND THE AGREEMENT AND ALL OTHER APPLICABLE POLICIES AND PROCEDURES OF THE COMPANY, COPIES OF WHICH ARE ON FILE AT THE COMPANY.

5.Effect of Lapse of Restrictions. To the extent that the Restricted Period applicable to any Restricted Shares shall have lapsed, the Grantee may receive, hold, sell or otherwise dispose of such shares free and clear of the restrictions imposed under the LTIP and this Agreement upon compliance with applicable legal requirements.

6.No Right to Continued Employment. This Agreement shall not be construed as giving Grantee the right to be retained in the employ of the Company, and the Company may at any time dismiss Grantee from employment, free from any liability or any claim under the LTIP but subject to the terms of the Grantee’s Employment Agreement, if any.

7.Adjustments. The Committee shall make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of the events described in Section 4.2 of the Plan and Section 7 of the LTIP.

8.Amendment to Award. Subject to the restrictions contained in the LTIP, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

9.Withholding of Taxes. If the Grantee makes an election under Section 83(b) of the Code with respect to the Award, the Award made pursuant to this Agreement shall be conditioned upon the prompt payment to the Company of any applicable withholding obligations or withholding taxes by the Grantee (“Withholding Taxes”). Failure by the Grantee to pay such Withholding Taxes will render this Agreement and the Award granted hereunder null and void ab initio, and the Restricted Shares granted hereunder shall be immediately cancelled. If the Grantee does not make an election under Section 83(b) of the Code with respect to the Award, upon the lapse of the Restricted Period with respect to any portion of Restricted Shares (or property distributed with respect thereto), the Company shall satisfy the required Withholding Taxes as set forth by Internal Revenue Service guidelines for the employer’s minimum statutory withholding with respect to Grantee and issue vested shares to the Grantee without restriction. The Committee may satisfy the required Withholding Taxes by withholding from the shares included in the Award that number of whole shares necessary to satisfy such taxes as of the date the restrictions lapse with respect to such shares based on the Fair Market Value (as defined in Section 2.16 of the Plan) of the shares or as otherwise permitted pursuant to Section 15.6 of the Plan.

10.LTIP Governs. The Grantee hereby acknowledges receipt of a copy of the LTIP and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the LTIP.

11.Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the LTIP or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the LTIP or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the LTIP and Award shall remain in full force and effect.

12.Notices. All notices required to be given under this Grant shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	To the Grantee:
Education Realty Trust, Inc. 999 South Shady Grove Road, Suite 600 Memphis, TN 38120 Attn: Corporate Secretary	The address then maintained with respect to the Grantee in the Company’s records.

13.Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Maryland, without giving effect to conflicts of laws principles.

14.Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

15.Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee in its sole and absolute discretion. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Restricted Stock Award Agreement to be duly executed effective as of the day and year first above written.

EDUCATION REALTY TRUST, INC.

By: ______________________________________
Name:
Title:

GRANTEE:

__________________________________________
Name:

Exhibit B
Form of Restricted Stock Unit Award Agreement

EDUCATION REALTY TRUST, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
(Performance Vested)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of the ___ day of ________ 20__ between Education Realty Trust, Inc., a Maryland corporation (together with its subsidiaries, the “Company”), and                      (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Education Realty Trust, Inc. 2013 Long-Term Incentive Plan (the “LTIP”).

WHEREAS, awards granted under the LTIP shall be issued pursuant to the Company’s 2011 Omnibus Equity Incentive Plan, as amended from time to time (the “Plan”); and

WHEREAS, pursuant to the LTIP, the Committee has approved an award for performance-vested restricted stock units to the Grantee as provided herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Grant of Restricted Stock Units; Eligible RSUs.

(a)    The Company hereby grants to the Grantee an award (the “Award”) of              Restricted Stock Units on the terms and conditions set forth in this Agreement and as otherwise provided in the LTIP (the “RSUs”).

(b)    The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the restrictions shall lapse in accordance with Section 2 hereof.

(c)    Prior to the Determination Date (as defined below), no dividend equivalents shall be paid or payable with respect to the RSUs covered by this Award, and the Grantee shall not be entitled to voting rights with respect to the RSUs covered by this Award.

(d)    Upon the Committee’s determination of the achievement of the performance targets set forth on Schedule A of the LTIP (the “Determination Date”) following the completion of the Performance Period, the number of RSUs granted hereby shall be immediately reduced to equal the number of Eligible RSUs (as defined in the LTIP) determined in accordance with the LTIP. Grantee shall have no further rights with respect to any RSUs in excess of the Eligible RSUs, and such excess number shall be deemed cancelled for purposes of the Plan.

(e)    Each Eligible RSU has a value equal to one share of the Company’s common stock, $.01 par value per share (“Common Shares”), and shall be entitled to voting and dividend rights following the Determination Date.

2.	Terms; Restricted Period.

(a)    Except as provided herein and subject to such other exceptions as may be determined by the Committee in its sole and absolute discretion, the “Restricted Period” for the RSUs granted herein shall expire at the end of the Performance Period to which they relate with respect to RSUs that become Eligible RSUs, as determined by the Committee on the Determination Date. Any RSUs that do not become Eligible RSUs shall be forfeited. None of the RSUs may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of prior to the Determination Date.

(b)    Except as set forth below or as the Committee may otherwise determine in its sole and absolute discretion, termination of a Grantee’s employment prior to the end of the Performance Period shall result in the forfeiture of all RSUs granted hereunder by the Grantee, and no payments shall be made with respect thereto. Notwithstanding the foregoing, (i) if Grantee’s employment is terminated prior to the end of the Performance Period as a result of Grantee’s death or Disability, the Committee shall determine the number of RSUs that will convert to Eligible RSUs pursuant to Section 6 of the LTIP, and (ii) if Grantee’s employment is terminated by the Company for Cause at any time before the RSUs are settled pursuant to Section 3 hereof, all RSUs shall be forfeited.
(a)    If a Change of Control (as such term is defined in Section 10 of the LTIP) occurs prior to the end of the Performance Period, the Committee shall determine the number of RSUs that will convert to Eligible RSUs pursuant to Section 6 of the LTIP.

3.Settlement. Settlement of an Eligible RSU shall be made within 30 days (with the date of payment selected by the Company in its sole discretion) following the Determination Date of the expiration of the Restricted Period. Settlement of Eligible RSUs pursuant to this Award shall be made through the issuance to the Grantee (or to the executors or administrators of Grantee’s estate, after the Company’s receipt of notification of Grantee’s death, as the case may be) of a stock certificate for a number of Common Shares equal to the number of Eligible RSUs to be settled. Following receipt of such Common Shares, the Grantee may receive, hold, sell or otherwise dispose of such Common Shares free and clear of the restrictions imposed under the LTIP and this Agreement.

4.No Right to Continued Employment. This Agreement shall not be construed as giving Grantee the right to be retained in the employ of the Company, and the Company may at any time dismiss Grantee from employment, free from any liability or any claim under the LTIP but subject to the terms of the Grantee’s Employment Agreement, if any.

5.Adjustments. The Committee shall make equitable and proportionate adjustments (consistent with Sections 162(m) and 409A of the Code) in the terms and conditions of, and the criteria included in, this Award in recognition of the events described in Section 4.2 of the Plan. Notwithstanding the foregoing, the Committee shall not have the discretion to increase the amounts payable under this Award if the Participant is a Covered Officer (as defined in Section 10 of the LTIP) in manner that is inconsistent with Section 162(m) of the Code.

6.Amendment to Award. Subject to the restrictions contained in the Plan and the LTIP, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award (consistent with Sections 162(m) and 409A of the Code and other applicable Sections therein), prospectively or retroactively, provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

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7.Withholding of Taxes. Upon the lapse of the Restricted Period and the issuance of Common Shares with respect to any portion of this Award, the Company shall satisfy any applicable withholding obligations or withholding taxes (“Withholding Taxes”) as set forth by Internal Revenue Service guidelines for the employer’s minimum statutory withholding with respect to Grantee and issue Common Shares to the Grantee without restriction and as otherwise permitted pursuant to Section 15.6 of the Plan. As a condition to receiving settlement of the RSUs hereunder, the Company may require Grantee to pay to the Company, and the Company shall have the right and is hereby authorized to withhold from any payments hereunder or from any compensation or other amount owing to Grantee, an amount of cash necessary for the Company to satisfy any Withholding Taxes in respect of this Award. In its sole and absolute discretion, the Committee may satisfy the required Withholding Taxes by withholding from the Common Shares otherwise issuable pursuant to settlement of the Award that number of whole shares necessary to satisfy Withholding Taxes with respect to such shares based on the Fair Market Value (as defined in Section 2.16 of the Plan) of the Common Shares as of the date the Restricted Period ends.

8.LTIP Governs. The Grantee hereby acknowledges receipt of a copy of the LTIP and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the LTIP.

9.Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or the Award, or would disqualify the Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the LTIP or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the LTIP and Award shall remain in full force and effect.

10.Notices. All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	To the Grantee:
Education Realty Trust, Inc. 999 South Shady Grove Road, Suite 600 Memphis, TN 38120 Attn: Corporate Secretary	The address then maintained with respect to the Grantee in the Company’s records.

11.Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Maryland, without giving effect to conflicts of laws principles.

12.Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

13.Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee in its sole and absolute discretion. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

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IN WITNESS WHEREOF, the parties have caused this Restricted Stock Unit Award Agreement to be duly executed effective as of the day and year first above written.

EDUCATION REALTY TRUST, INC.

By: ______________________________________
Name:
Title:

GRANTEE:

__________________________________________
Name: